Exhibit 10.16

Land and Factory Lease Agreement

The Lessor:	Hong-Ming Lee, Zhi-Ming Lee, Qing-Yu Lee, Fu-Zhong Lu, Yu-Wei Lu, and Guan-Lun Lu (“the Lessor”)

The Lessee:	FOX FACTORY, INC. (“FOX”)
Legal Representative: Graham Sills

For lease of the real property, including the land and factory, the Parties by mutual agreement, enter the Lease Agreement with the following conditions:

I. Objects of the Lease

All the Use Scope of the factory (Nantun Baowen Section Building No.00185-000) and the land (Nantun Baowen Section Land No. 621-20, 621-21, 621-22) on which the factory resides at the address of Jing-Ke Liu Road No. 8, Nantun, Taichung, Taiwan (The Taichung City Precision Machinery Innovation Technology Park). The total area of usage is 5,252.55 square meter. The detailed Use Scope of the Lease is provided as one attachment.

II. Term

1.	The period of lease is 5 years, starting from April 10, 2012 to April 9, 2017.

2.	One party should notify the other party in writing two months before the Lease expire if the party will not continue or renew the Lease.

3.	The Lessor agree that FOX enjoys the right of first offer to lease when the Lease expires. When FOX exercises such right, the Lessor agree to enter the new lease agreement with the same conditions of this Agreement.

III. Rent

1.	The monthly rent is NT$ 430,000. FOX will pay the rent by wiring cash on the 4th day of the month into the bank account designated by the Lessor.

2.	Information of the Lessor’s bank account

Bank Name:

Account Name:

Account Number:

3.	Starting from the fourth year of the Lease, the rent of the year will be adjusted according to the consumer price index in January of the year with 2012/ NT$ 430,000 as the base.

IV. Deposit

1.	FOX agree to provide the Lessor with NT$ 1,290,000 of cash or check as deposit of the Lease at the time when executing the Agreement.

2.	The Lessor should return the Deposit to FOX when FOX return the Objects of the Lease to the Lessor in compliance with the conditions in this Agreement at the time when the Lease expires or is terminated. The Lessor may deduct from the Deposit the expenses of Article V, Section 9, the penalty provided in this Agreement, or the repair cost for the damages resulting from FOX’ improper use of the Objects.

V. Use of Objects

1.	The Objects are for FOX’ production or other business use.

2.	FOX should exercise the due care of a good administrator when using the Objects. FOX bears the damage liability or public safety responsibility if the damage on the Objects is caused by FOX’ intent or gross negligence, except cause of force majeure.

3.	FOX should not without the Lessor’s permission, sublease, lent out, transfer the whole or a portion of the Objects of the Lease, or in any other ways allow others to use the Objects of the Lease.

4.	The Objects of the Lease should not be used for illegal purposes and should not be stored with dangerous items that will affect the public safety.

5.	The Lessor should install a gate in front of the factory (gate drawing as the attachment). The cost of such installment is bore by the Lessor. The type or style of the gate should be decided by the Parties.

6.	The Lessor agree that FOX may renovate, partition, or redecorate the factory for the necessity of its operation. FOX should receive the Lessor’s written approval if such renovation will affect the architectural structure (the base and pillars) of the factory. The Lessor is made aware that FOX will build a second floor in the factory for its manufacturing business, and the structural security of such renovation will be certified by a licensed structure engineer. FOX agrees to notify the Lessor when the renovation starts and that the Lessor may be present at the site to observe the renovation. The lessor may request to suspend the renovation if FOX does not comply with the certified drawing of the renovation. By executing this Agreement, the Lessor agree FOX’ renovation plan is certified by structure engineer. The Lessor agree not to delay or reject FOX’ renovation plan without good cause. FOX bears the cost or expenses of the renovation.

7.	The Lessor represent that the water or electricity system and fire fighting equipments on the Objects are in compliance with the fire control regulation, and is serviceable. FOX bears the cost or expenses if additional fire fighting equipments are required due to the renovation or the unique requirements in the industry which FOX is in. FOX is responsible for the maintenance or replacement of the water, electricity and fire fighting equipments during the Term of the Lease.

8.	FOX’ business operation on the Objects should be in compliance with the fire control regulations or environment protection regulations.

9.	FOX bears the expenses or fees of utilities, telephone service, public infrastructure maintenance and sewage disposal system during the Term of the Lease.

10.	During the Term of the Lease, the Lessor is responsible for and bears the cost or expenses of repair on the damage caused by the rule of nature while FOX is responsible for and bears the cost or expenses of repair on the damage cause by other reasons. During the Term of the Lease, FOX is responsible for the replacement of the expendables.

VI. Registration

1.	The Lessor should cooperate with FOX in applying for factory registration.

2.	FOX should request for change or cancelation of its company or factory registration when the Lease expires or is terminated.

VII. Tax and Insurance

1.	The Lessor bear the tax relating to the Objects, including Land Tax, Land Value Tax, House Tax and their own Income Tax resulting from the Lease.

2.	The Lessor bear the cost of building safety inspection and are responsible for purchasing fire insurance, typhoon insurance and earthquake insurance for the factory. The Lessor bear the insurance cost while FOX bears the cost of fire control inspection.

3.	FOX bears the tax arising from its business operation.

4.	FOX should purchase and bear the cost of property insurance and third party liability insurance for the equipments or facilities saved inside the Objects during the Term of Lease.

5.	The Parties should incorporate with each other when the insurance company is conducting investigation, appraisal and compensation.

VIII. Representations and Warranties

1.	The Lessor represent that they are the legal users of the Objects (including land and factory), and have the right to y lease the Objects for the exclusive use of FOX. The Lessor also warrant that FOX’ use on the Objects will not be affected by any existing flaw in the process of the Lessor’s obtaining their user right and will not be interrupted by any third party.

2.	The Lessor warrant that their deposition or transfer of the Objects or any mortgages they put on the Objects during the Term of the Lease will not affect FOX’ use of the Objects or the validity of this Agreement.

3.	The Lessor guarantee not to claim any damage or right over the renovation that FOX will do on the Objects. The Lessor warrant that the owner of the land and/or the owner of the factory will not claim any damage or right if FOX renovates the Objects in accordance with the certified plan and the appearance of the Objects is not damaged.

4.	The Lessor is liable for any damage resulting from the Lessor’s violation of the Representations and Warranties.

IX. Termination of the Agreement

1.	The Lessor should give a two-month pre-notice in writing before it terminates the Lease. The Lessor is liable for compensating FOX’ damage resulting from the termination.

2.	FOX should give a three-month pre-notice in writing if it wants to terminate the Lease.

3.	The Lessor may terminate the Lease if FOX delays paying rent for more than 2 months. The Lessor may also terminate the Lease after sending a reminder notice of performance for FOX’ violation of the use restriction under Article V and FOX ignores the notice.

4.	FOX should return the Objects when the Lease expires or is terminated. FOX is liable for the rent during the delay and the following penalties if it refuse to return:

(1) Delay for less than 1 month: 2% of monthly rent as penalty.

(2) Delay for more than 1 month and less than 2 months: 5% of monthly rent per month as penalty.

(3) Delay for more than 2 months and less than 3 months, 10% monthly rent per month as penalty.

(4) Delay for more than 3 months, 15% of monthly rent per month as penalty.

X. Return of Objects of Lease

1.	When the Lease expires or is terminated, the Lessor should give FOX a 30 day notice for cleaning out the Objects. The Lessor are free to make any arrangement for the furniture, machines or other items that still remain on the Objects after the 30 day period. FOX bears the cost or expense for such arrangement. From the Lessor’s arrangement, FOX should not claim any damage for any precious items or by other excuses.

2.	The Lessor may request FOX to recover the Objects or to return the Objects in the status quo.

XI. Notice

1.	All notices in this Agreement should be made in writing and to the address and telephone number listed in this Agreement. The Lessor agree that the notice made to Lee, Zhi-Ming is regarded as a notice to all the members of the Lessor.

2.	One party should inform the other party promptly in writing of the change of such party’s address or telephone number. If the change is not notified in time and results in other party’ failure of notice, the date of sending out the notice to the post office is deemed as the arrival date of the notice.

XII. Force Majeure

If the Lease becomes impossible because of any act of God or other causes of force majeure, any party may terminate the Agreement or revise the Agreement with the other party’s consent. In the event that the whole or a part of the Objects becomes unsuitable for use because of any force majeure reason, FOX enjoys the right to terminate the Agreement or request abatement of rent based on the percentage of unusable space.

XIII. Modification, Interpretation and Jurisdiction

1.	This Agreement becomes effective on the execution date and supersedes all prior writing or oral, express or implicit agreements relating to the Lease between the Parties. The modification or revision of this Agreement should be entered by the Parties in writing unless otherwise specified in this Agreement.

2.	The Parties understand the provisions in this Agreement and agree to perform accordingly. Unsettled items will be interpreted according to the Civil Code of the Republic of China (Taiwan), customary law and good faith.

3.	The attachments of this Agreement are part of this Agreement and form a complete contract between the Parties. The attachments have the same effect as the previsions of this Agreement. The Agreement governs if there is any conflict in the attachments.

4.	The Parties agree the Taichung District Court has jurisdiction over the disputes arising from this Agreement.

XIV. Form of Agreement

1.	The Agreement should be notarized and the notarization fee is bore by the Parties.

2.	There are 5 executed copies of this Agreement. The Lessor, FOX, and the witness (the Broker) each preserve a copy and the fifth copy will be preserved by the notary.

The Parties:

The Lessor:

1. Lee, Zhi-Ming

Id. No.: L121324103

Address:

Telephone:

2. Lee, Hong-Ming

Id. No.: L121324096

3. Lee, Qing-Yu

Id. No.: L121325244

4. Lu, Fu-Zhong

Id. No.: F122153131

5. Lu, Yi-Wei

Id. No.: F122153159

6. Lu, Guan-Lun

Id. No.: F123570967

The Lessee:

FOX FACTORY, Inc.

The Legal Representative: Graham Sills

Corporate Id. No.: 53019078

Address:

Telephone:

Witness:

Real Estate Broker: Gong-Shang Real Estate Consultant Inc., Co.

Real Estate Agent: Luo, Fong-Lan

Agent’s License No.: (92) Chong-Shi-Chi No. 00358

Date: April 2, 2012